GUGGENHEIM CREDIT ALLOCATION FUND

POWER OF ATTORNEY

The undersigned, being an officer of Guggenheim Credit Allocation Fund, a statutory trust organized under the laws of the State of Delaware (the "Trust"), hereby constitutes and appoints Amy J. Lee, Mark E. Mathiasen and Michael P. Megaris as true and lawful attorneys and agents, with full power and authority (acting alone and without the other) to execute in the name and on behalf of each of the undersigned as such officer, a Registration Statement on Form N-2, including any pre-effective amendments and/or any post-effective amendments thereto and any subsequent Registration Statement of the Trust pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the "1933 Act"), and any other filings in connection therewith, and to file the same under the 1933 Act or the Investment Company Act of 1940, as amended (the "1940 Act"), or otherwise, with respect to the registration of the Trust, the registration or offering of the Trust's common shares of beneficial interest, par value $0.01 per share; granting to such attorney and agent full power of substitution and revocation in the premises; and ratifying and confirming all that such attorney and agent may do or cause to be done by virtue of these presents.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of this 25th day of September, 2018.

/s/ Brian E. Binder
Brian E. Binder
President and Chief Executive Officer